Exhibit 99.1

May 22, 2019
For 6:00 am ET Release

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 3.5 Percent; U.S. Comparable Sales Increased 4.2 Percent --
-- Diluted Earnings Per Share of $1.31 --
-- Adjusted Diluted Earnings Per Share1 of $1.22 --
-- Updates Fiscal 2019 Business Outlook --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.0 billion and diluted earnings per share of $1.31 for the quarter ended May 3, 2019, compared to net earnings of $988 million and diluted earnings per share of $1.19 in the first quarter of 2018.

The company previously announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter after an extensive market evaluation, the decision was made to instead sell the assets of the business. That decision resulted in an $82 million tax benefit in the quarter. The tax benefit offset $12 million of pre-tax operating costs for the Mexico retail operations in the quarter.

Excluding the tax benefit and operating costs associated with the Mexico retail operations, adjusted diluted earnings per share1 was $1.22.

Sales for the first quarter increased 2.2 percent to $17.7 billion from $17.4 billion in the first quarter of 2018, and comparable sales increased 3.5 percent. Comparable sales for the U.S. home improvement business increased 4.2 percent.

“Our first quarter comparable sales performance is a clear indication that the consumer is healthy and our focus on retail fundamentals is gaining traction. Our commitment to improving in-stocks and customer service coupled with our focus on winning with the pro customer were integral to driving improved sales,” commented Marvin R. Ellison, Lowe’s president and CEO. “However, the unanticipated impact of the convergence of cost pressure, significant transition in our merchandising organization, and ineffective legacy pricing tools and processes led to gross margin contraction in the quarter which impacted earnings. We are taking the necessary actions to more systematically analyze and implement retail price changes to mitigate cost pressure. Our recent acquisition of the Retail Analytics platform from Boomerang Commerce will also assist in modernizing and digitizing our approach to pricing. We are still in the early stages of our transformation, and with the changes we are putting in place, we expect to deliver improved gross margin performance over the balance of the year.

“I would like to thank all of our associates for their commitment and dedication to serving our customers and the communities in which they live and work,” added Ellison.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $818 million of stock under its share repurchase program and paid $385 million in dividends in the first quarter.

As of May 3, 2019 Lowe’s operated 2,002 home improvement and hardware stores in the United States and Canada representing 208.8 million square feet of retail selling space.

A conference call to discuss first quarter 2019 operating results is scheduled for today (Wednesday, May 22) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2019 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until August 20, 2019.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Adoption of Lease Accounting Standard

During the first quarter, the company adopted ASU No. 2016-02, which pertains to accounting for leases. Under the standard, lessees are required to recognize lease right of use assets and lease liabilities on the balance sheet for all leases. The company adopted this standard and related amendments during the quarter using a prospective transition approach, which applies the provisions of the new standard at the effective date without adjusting the comparative periods. The adoption of the standard resulted in an increase in lease-related assets of $3.6 billion, and an increase in lease-related liabilities of $3.9 billion. The difference between the increases in lease-related assets and liabilities, net of the deferred tax impact, was recorded as an adjustment to beginning retained earnings in fiscal 2019. The standard had no impact on the company’s debt-covenant compliance under its current agreements.

Lowe’s Business Outlook

The company has updated its Fiscal Year 2019 Business Outlook to reflect the impact of the gross margin contraction identified in the first quarter.

Fiscal Year 2019 (comparisons to fiscal year 2018)

•	Total sales are expected to increase approximately 2 percent.

•	Comparable sales are expected to increase approximately 3 percent.

•	Operating income as a percentage of sales (operating margin) is expected to increase 310 to 340 basis points.

•	Adjusted operating income as a percentage of sales (adjusted operating margin) is expected to increase 20 to 50 basis points.

•	The effective income tax rate is expected to be approximately 24%.

•	The target leverage ratio is 2.75x, therefore the company expects to repurchase approximately $4 billion of stock.

•	Diluted earnings per share of $5.54 to $5.74 are expected for the fiscal year ending Jan. 31, 2020.

•	Adjusted diluted earnings per share of $5.45 to $5.65 are expected for the fiscal year ending Jan. 31, 2020.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted or proposed tariffs, disruptions caused by our recent management and key personnel changes, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from system outages, data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2018 sales of $71.3 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports its hometown Charlotte region and all communities it serves through programs focused on safe, affordable housing and careers in the skilled trades. For more information, visit Lowes.com.

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Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Dan Frahm
	704-758-2033	704-758-2350
	tiffany.l.mason@lowes.com	daniel.frahm@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 3, 2019		May 4, 2018
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$17,741	100.00	$17,360	100.00
Cost of sales	12,160	68.54	11,612	66.89
Gross margin	5,581	31.46	5,748	33.11
Expenses:
Selling, general and administrative	3,862	21.77	3,934	22.66
Depreciation and amortization	302	1.70	349	2.01
Operating income	1,417	7.99	1,465	8.44
Interest - net	162	0.92	160	0.92
Pre-tax earnings	1,255	7.07	1,305	7.52
Income tax provision	209	1.17	317	1.83
Net earnings	$1,046	5.90	$988	5.69

Weighted average common shares outstanding - basic	796		825
Basic earnings per common share (1)	$1.31		$1.19
Weighted average common shares outstanding - diluted	797		826
Diluted earnings per common share (1)	$1.31		$1.19
Cash dividends per share	$0.48		$0.41

Retained Earnings
Balance at beginning of period	$3,452		$5,425
Cumulative effect of accounting change	(263)		33
Net earnings	1,046		988
Cash dividends declared	(382)		(338)
Share repurchases	(758)		(703)
Balance at end of period	$3,095		$5,405

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,043 million for the three months ended May 3, 2019 and $985 million for the three months ended May 4, 2018.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 3, 2019		May 4, 2018
	Amount	% Sales	Amount	% Sales
Net earnings	$1,046	5.90	$988	5.69
Foreign currency translation adjustments - net of tax	(33)	(0.18)	(83)	(0.48)
Other	(15)	(0.09)	—	—
Other comprehensive loss	(48)	(0.27)	(83)	(0.48)
Comprehensive income	$998	5.63	$905	5.21

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		May 3, 2019	May 4, 2018	February 1, 2019
Assets
Current assets:
Cash and cash equivalents		$2,973	$1,565	$511
Short-term investments		190	205	218
Merchandise inventory - net		15,026	13,204	12,561
Other current assets		1,146	1,059	938
Total current assets		19,335	16,033	14,228
Property, less accumulated depreciation		18,150	19,500	18,432
Operating lease right-of-use assets		3,926	—	—
Long-term investments		235	321	256
Deferred income taxes - net		495	199	294
Goodwill		303	1,288	303
Other assets		775	896	995
Total assets		$43,219	$38,237	$34,508

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$—	$—	$722
Current maturities of long-term debt		1,008	896	1,110
Current operating lease liabilities		500	—	—
Accounts payable		11,485	10,104	8,279
Accrued compensation and employee benefits		769	715	662
Deferred revenue		1,376	1,439	1,299
Other current liabilities		2,643	2,620	2,425
Total current liabilities		17,781	15,774	14,497
Long-term debt, excluding current maturities		16,542	14,948	14,391
Noncurrent operating lease liabilities		4,064	—	—
Deferred revenue - extended protection plans		837	808	827
Other liabilities		759	962	1,149
Total liabilities		39,983	32,492	30,864

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
May 3, 2019	795
May 4, 2018	822
February 1, 2019	801	397	411	401
Capital in excess of par value		—	—	—
Retained earnings		3,095	5,405	3,452
Accumulated other comprehensive loss		(256)	(71)	(209)
Total shareholders' equity		3,236	5,745	3,644
Total liabilities and shareholders' equity		$43,219	$38,237	$34,508

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 3, 2019	May 4, 2018
Cash flows from operating activities:
Net earnings	$1,046	$988
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	337	387
Noncash lease expense	114	—
Deferred income taxes	(106)	(21)
(Gain) loss on property and other assets - net	(2)	6
(Gain) loss on cost method and equity method investments	(2)	—
Share-based payment expense	42	24
Changes in operating assets and liabilities:
Merchandise inventory - net	(2,478)	(1,846)
Other operating assets	(273)	(234)
Accounts payable	3,199	3,521
Other operating liabilities	260	604
Net cash provided by operating activities	2,137	3,429

Cash flows from investing activities:
Purchases of investments	(3)	(573)
Proceeds from sale/maturity of investments	54	556
Capital expenditures	(205)	(224)
Proceeds from sale of property and other long-term assets	24	5
Other - net	(1)	—
Net cash used in investing activities	(131)	(236)

Cash flows from financing activities:
Net change in short-term borrowings	(722)	(1,140)
Net proceeds from issuance of long-term debt	2,972	—
Repayment of long-term debt	(616)	(13)
Proceeds from issuance of common stock under share-based payment plans	32	8
Cash dividend payments	(385)	(340)
Repurchase of common stock	(826)	(728)
Other - net	(9)	(2)
Net cash provided by (used in) financing activities	446	(2,215)

Effect of exchange rate changes on cash	(2)	(1)

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	2,450	977
Less: Net decrease in cash classified within current assets held for sale	12	—
Net increase in cash and cash equivalents	2,462	977
Cash and cash equivalents, beginning of period	511	588
Cash and cash equivalents, end of period	$2,973	$1,565

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation

To provide additional transparency, the company has presented the non-GAAP financial measure of adjusted earnings per share and forecasted adjusted earnings per share to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2019 to assist the user in understanding performance relative to that Business Outlook.

•
The company previously announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter of 2019, after an extensive market evaluation, the decision was made to instead sell the assets of the business. That decision resulted in an $82 million tax benefit in the quarter. The tax benefit offset $12 million of pre-tax operating costs for the Mexico retail operations in the quarter.

In addition, as part of its Business Outlook for 2019, the company has provided a comparison to the non-GAAP financial measure of adjusted operating margin for fiscal 2018, which excludes the impact of certain discrete items, as further described below, not contemplated in Lowe's original Business Outlook for 2018, to assist the user in further understanding the company's Business Outlook for fiscal 2019 in comparison to fiscal 2018.

During fiscal 2018, the company recognized the following pre-tax charges, not contemplated in the company's original Business Outlook for 2018:

•	During the fourth quarter of fiscal 2018, the Company recorded $952M of goodwill impairment associated with its Canadian operations (Canadian goodwill impairment);

•
On August 17, 2018, the Company committed to exit its Orchard Supply Hardware operations. As a result, the Company recognized pre-tax charges of $230 million during the second quarter of fiscal 2018 associated with long-lived asset impairments and discontinued projects. During the third quarter of fiscal 2018, the Company recognized pre-tax charges of $123 million associated with accelerated depreciation and amortization, severance and lease obligations. During the fourth quarter of fiscal 2018, the Company recognized additional pre-tax charges of $208 million primarily related to lease obligations. Total pre-tax charges for fiscal year 2018 were $561 million (Orchard Supply Hardware charges);

•
On October 31, 2018, the company committed to close 20 under-performing stores across the U.S. and 31 locations in Canada, including 27 under-performing stores. As a result, the company recognized pre-tax charges of $121 million during the third quarter of fiscal 2018 associated with long-lived asset impairment and severance obligations. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $150 million, primarily associated with severance and lease obligation costs, as well as accelerated depreciation. Total pre-tax charges for fiscal year 2018 were $271 million (U.S. and Canada store closure charges);

•
On November 20, 2018, the company announced its plans to exit retail operations in Mexico and is exploring strategic alternatives. During the third quarter, $22 million of long-lived asset impairment was recognized on certain assets in Mexico as a result of the strategic evaluation. During the fourth quarter, an additional $222 million of impairment was recognized. Total charges for fiscal year 2018 were $244 million (Mexico impairment charges);

•
During the third quarter of fiscal 2018, the company identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. As a result, during the third quarter of 2018, the company recognized pre-tax charges of $14 million associated with long-lived asset impairment and inventory write-down. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $32 million. Total pre-tax charges for fiscal year 2018 were $46 million (Non-core activities charges), and;

•
During the fourth quarter of fiscal 2018, the company recorded pre-tax charges of $13 million, associated with severance costs due to the elimination of the Project Specialists Interiors position (Project Specialists Interiors charge).

The company believes these non-GAAP financial measures provide useful insight for analysts and investors in evaluating the company’s operational performance.

Adjusted diluted earnings per share and adjusted operating margin should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share or operating margin as prepared in accordance with GAAP.

The company’s methods of determining these non-GAAP financial measures may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, these non-GAAP measures may not be comparable to the measures used by other companies.

Detailed reconciliations between the company’s GAAP and non-GAAP financial results are shown below and available on the company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	May 3, 2019			May 4, 2018
	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.31			$1.19
Non-GAAP Adjustments
Mexico charges	0.01	(0.10)	(0.09)	—	—	—
Adjusted diluted earnings per share			$1.22			$1.19

	Fiscal 2019 Lowe’s Business Outlook
	Lower End of Guidance Range			Upper End of Guidance Range
	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Forecasted diluted earnings per share			$5.54			$5.74
Non-GAAP Adjustments
Mexico charges	0.01	(0.10)	(0.09)	0.01	(0.10)	(0.09)
Adjusted diluted earnings per share guidance			$5.45			$5.65

Year Ended
(millions, except operating margin)	February 1, 2019
Operating income, as reported	$4,018
Non-GAAP adjustments
Canadian goodwill impairment	952
Orchard Supply Hardware charges	561
U.S. and Canada store closure charges	271
Mexico impairment charges	244
Non-core activities charges	46
Project Specialists Interiors charge	13
Adjusted operating income	$6,105
Adjusted operating margin	8.56%